SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) April 10, 2002

                                   ENZON, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                         0-12957               22-2372868
(State or other jurisdiction of           (Commission            (IRS Employer
        incorporation)                   File Number)           Identification)


                20 Kingsbridge Road, Piscataway, New Jersey 08854
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (732) 980-4500


                                       NA
          (Former name or former address, if changed since last report)


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Item 5. Other Events

     On April 10, 2002, Enzon, Inc. ("Enzon") announced a multi-year strategic collaboration with Micromet AG ("Micromet") to identify and develop the next generation of antibody-based therapeutics.

     Under the terms of the agreement, Enzon and Micromet (collectively, the "Partners") will combine their significant patent estates and complementary expertise in single-chain antibody ("SCA") technology to create a leading platform of therapeutic products based on antibody fragments. The collaboration will also benefit from a non-exclusive, royalty-bearing license from Enzon for PEGylated SCA products. The companies will establish a new R&D Unit located at Micromet's research facility in Germany. The R&D Unit will be staffed initially with 25 scientists and plans to be fully operational by the end of 2002. During the first phase of the collaboration, covering a 30-month period beginning in the third quarter of calendar 2002, the new R&D Unit will focus on the generation of at least two clinical product candidates in therapeutic areas of common strategic interest. The Partners will share equally the costs of research and development, and plan to share the revenues generated from technology licenses and from future commercialization of any developed products. Because the R&D activities will now be located at Micromet's headquarters in Germany, Enzon will be re-deploying its SCA group, which is operating out of Enzon's New Jersey R&D facility. To that end, Enzon anticipates that during the fourth quarter of fiscal year 2002, it will be taking a one-time charge of approximately $750,000. Enzon does not expect total anticipated R&D expenditures to materially change as a result of this alliance. Additional R&D costs arising from this alliance will be in line with the current projected R&D growth incorporated in current estimates.

     In addition to the R&D collaboration, Enzon will make a US$8 million investment into Micromet in the form of a loan convertible into common stock of Micromet.

     SCAs combine the antigen binding regions of antibodies on a single polypeptide chain. They are considerably smaller in size than conventional antibodies, and can be produced conveniently on a commercial scale in microbial protein expression systems, providing significant cost savings when compared to monoclonal antibodies. SCAs are highly versatile and can readily be genetically engineered to work in a variety of formats. These formats include: SCAs specific for cell-surface receptors for application as biological antagonists and agonists; SCAs designed to block the activity of cytokines and other soluble biological mediators; and,

SCA-fusion proteins, where cell-specific SCAs are "armed" with toxins, radionuclides, enzymes, or cytotoxic drugs for selective elimination of particular cell types, for example in cancer. The variety of SCA formats make them attractive products potentially suitable for a broad range of therapeutic applications, beyond the reach of conventional monoclonal antibodies in areas such as cancer, central nervous system disorders, transplantation, inflammation and autoimmunity. The ability to deliver SCAs by alternative routes of administration, e.g., by pulmonary delivery, and to predictably extend the biological half-life of SCAs by PEGylation, further expands the clinical utility of SCA products beyond the range of monoclonal antibodies.

     Enzon holds core intellectual property in SCAs. These fundamental patents, combined with Micromet's key patents in SCA linkers and fusion protein technology, generate a compelling technology platform for SCA product development. The Partners have renewed their cross-license agreement to their respective SCA intellectual property ("IP") and have decided to jointly market their combined SCA IP to third parties. Micromet will be the exclusive marketing partner and will institute a comprehensive licensing program on behalf of the partnership, for which the parties will share equally in the costs and revenues. Current licensees to Enzon and Micromet IP include Alexion, Bristol-Myers Squibb, Cambridge Antibody Technologies, Cell Genesys, Celltech, Crucell, Eli Lilly, Seattle Genetics and Xoma. Several SCA molecules are in clinical trials. Alexion Pharmaceuticals, Inc. is currently in Phase III clinical studies in cardiopulmonary bypass surgery.

     Antibodies are proteins produced naturally by the body's immune system, in response to infection, and specifically recognize target molecules known as antigens, present on virus-infected cells or located on the surface of microbial pathogens. Hybridoma technology has enabled the generation of specific monoclonal antibodies (antibodies derived from a single clone of cells) directed to a range of biological targets of therapeutic interest. Subsequent technical advances have also addressed issues such as commercial-scale manufacturing and the production of "humanized" mouse monoclonal antibodies, and totally human monoclonal antibodies, to overcome immunogenicity problems associated with first-generation products. Several monoclonal antibodies have been approved and commercialized for human therapeutic use, creating a multibillion dollar market that is expected to grow significantly in the next several years. Monoclonal antibodies generally have a long circulating half-life, making them suitable for particular types of therapy.

     Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors, which are described in Enzon's Form 10-K, Form 10-Q's and Form 8-K's on file with the SEC, including without limitation, risks in obtaining and maintaining regulatory approval for indications and expanded indications, market acceptance of and continuing demand for Enzon's products and the impact of competitive products and pricing.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2002

                                                       ENZON, INC.
                                        ----------------------------------------
                                                      (Registrant)



                                   By:  /s/ KENNETH J. ZUERBLIS
                                        ----------------------------------------
                                        Kenneth J. Zuerblis
                                        Vice President, Finance, Chief Financial
                                          Officer and Corporate Secretary